EXPENSE LIMITATION AGREEMENT


EXPENSE LIMITATION AGREEMENT made as of the 27th day of September, 1999, to be effective October 1, 1999, by and between LSA Variable Series Trust, a Delaware business trust (the "Trust"), on behalf of the Focused Equity Fund (the "Fund"), and LSA Asset Management LLC, a Delaware limited liability company (the "Manager").

                              W I T N E S S E T H

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Agreement, effective October 1, 1999, pursuant to which the Manager will render investment management and administration services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain Fund expenses at a level below that to which the Fund would normally be subject during the first year of operation.

NOW THEREFORE, the parties hereto agree as follows:

     1. EXPENSE LIMIT.

          1.1. LIMITATION. To the extent that the aggregate expense of every character incurred by the Fund during the first year of operation, including but not limited to investment management and administration fees of the Manager (but excluding interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of the Fund's business) ("Fund Operating Expenses"), exceeds the "Expense Limit," which is the lower of (i) the lowest applicable limit actually enforced by any state in which the Fund's shares are qualified for sale or (ii) 1.25% of the average daily net assets of the Fund, such excess amount ("Excess Amount") shall be the liability of the Manager.

          1.2. METHOD OF COMPUTATION. To determine the Manager's liability for the Excess Amount, the Fund Operating Expenses shall be annualized monthly as of the last day of the month. If the annualized Fund Operating Expenses for any month exceed 1/12th of the Expense Limit, the Manager shall first waive or reduce its investment management and administration fee for such month, as appropriate, to the extent necessary to pay such Excess Amount. In the event the Excess Amount exceeds the amount of the investment management and administration fee for such month, the Manager, in addition to waiving its entire investment management and administration fee for such month, shall also remit to the Fund the difference between the Excess Amount and the amount due as the investment management and administration fee.

     2. TERMINATION OF AGREEMENT. This Agreement shall continue in effect for a period of one year from the date of execution and may be terminated thereafter by either party hereto, without payment of any penalty, upon 90 days' prior notice in writing to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of the Board of Trustees of the Trust.

     3. MISCELLANEOUS.

          3.1. NOTICES. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, (a) if to the Manager, to LSA Asset Management LLC, 3100 Sanders Road, Suite J5B, Northbrook, Illinois, 60062, and (b) if to the Trust, at the foregoing office of the Manager.

          3.2. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

          3.3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

          3.4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management and administration fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement, shall have the same meaning as and be resolved by reference to such Agreement.

          3.5. GOVERNING LAW. Except insofar as the Investment Company Act of 1940, as amended or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

ATTEST:                         LSA VARIABLE SERIES TRUST ON BEHALF OF
                                THE FOCUSED EQUITY FUND


                                By:  /s/ Barbara Whisler
                                     --------------------
                                     Barbara Whisler
                                Title:  Secretary and Chief Compliance Officer


ATTEST:                         LSA ASSET MANAGEMENT LLC


                                By:  /s/ John Hunter
                                     ---------------
                                     John Hunter
                                Title:  President

                          EXPENSE LIMITATION AGREEMENT

                                 AMENDMENT NO.1



The Expense Limitation Agreement made as of 27th day of September, 1999, by and between LSA Variable Series Trust (the "Trust"), on behalf of the Focused Equity Fund (the "Fund"), and LSA Asset Management LLC (the "Manager") and in effect until September, 27, 2000 (the "Agreement") is hereby amended solely for the purpose of extending its duration.

The parties hereto agree that the Agreement and each of its provisions shall continue in effect until April 30, 2001, and may be terminated thereafter by either party hereto, without payment of any penalty, upon 90 days' prior notice in writing to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of the Board of Trustees of the Trust.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the Agreement to be signed by their respective officers thereunto duly authorized, as of the date and year written below.


ATTEST:

/s/ Terry R. Young                      LSA VARIABLE SERIES TRUST ON BEHALF OF
-----------------                       THE FOCUSED EQUITY FUND
Terry R. Young
Assistant Secretary
                                        By:/s/ John Hunter
                                           ---------------
                                               John Hunter
                                        Title: President
                                        Date: 3/24/00



ATTEST:
                                        LSA ASSET MANAGEMENT LLC
/s/ Michael Velotta
--------------------
    Michael Velotta
Secretary                               By: /s/ Douglas Wolff
                                            -----------------
                                                Douglas Wolff
                                        Title: Vice President, Investments
                                        Date: 3/24/00